Exhibit 99.1

NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029	CONTACT Stewart Media Relations (713) 625-8180; mediarelations@stewart.com

Stewart Title Appoints Karen Pallotta

and Manolo Sánchez to Board of Directors

HOUSTON (December 17, 2019) – Stewart Information Services announced today the appointments of Karen Pallotta and Manolo Sánchez to the company’s board of directors. Pallotta most recently served as president of KRP Advisory Services, LLC since 2012. Sánchez is currently a director at Fannie Mae, OnDeck Capital and BanCoppel (Mexico) after having served as Chairman and CEO of BBVA Compass for 10 years.

Pallotta has more than 25 years of experience in financial services, risk management and mortgage banking, 21 of those being with Fannie Mae. She retired in 2011 as the Executive Vice President, Single Family Mortgage Business.

Sánchez brings to the Stewart board more than 27 years of experience in the banking industry, working in the U.S., Mexico, France and Spain, having served in executive roles in risk management, real estate, correspondent, community, corporate and investment banking. During his tenure at BBVA Compass, Sánchez served as a director of the American Bankers Association, the Institute of International Bankers, the Greater Houston Partnership, the Financial Services Roundtable and BITS (the technology policy division of FSR).

“I’m excited about working with these two highly accomplished individuals. Both bring with them a track record of success in both operating and enhancing businesses and on other boards, and I couldn’t be more excited about welcoming Karen and Manolo to Stewart,” said Tom Apel, chairman of the Stewart board. “I would also like to take a moment and thank retiring board members Arnaud Ajdler of Engine Capital L.P. and James Chadwick of Ancora Advisors LLC.”

“The combined experience as executive business leaders, as well as the industry knowledge Karen and Manolo bring to our board will be tremendous assets for Stewart as we focus on our growth strategies going forward,” said Stewart CEO Fred Eppinger.

Pallotta received her bachelor’s degree from The Pennsylvania State University and her MBA from the University of Maryland.

A graduate of Yale University, Sánchez earned his master’s degrees in international relations from the London School of Economics and in advanced European economics from the College of Europe in Bruges, Belgium.

About Stewart
Stewart Information Services Corporation (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at stewart.com, subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco. Trademarks are the property of their respective owners.

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